Exhibit 99.1

FOR IMMEDIATE RELEASE

Dr. Rakesh Patel, internationally recognized scientist in nitric oxide and redox biology, and Dr. Timothy Ness, a pain mechanisms and medication expert,

join JanOne’s Scientific Advisory Board

Las Vegas, Nevada, July 8, 2020 – JanOne Inc. (NASDAQ:JAN), a company focused on finding treatments for conditions that cause severe pain and bringing to market drugs and therapies with non-addictive pain-relieving properties, continues to broaden the medical and clinical competency of its scientific advisory board. We are proud to announce the addition of two renowned researchers from the University of Alabama at Birmingham, Rakesh Patel, PhD, and Timothy Ness, MD, PhD. Dr. Patel lends significant scientific knowledge in molecular and cellular pathology and Dr. Ness brings an extensive pain research portfolio with focus on mechanisms of pain for various indications.

“It is with great admiration that I welcome Drs. Patel and Ness to our scientific advisory board, especially as we continue our journey to build JanOne into a world-class biopharma organization,” said Tony Isaac, JanOne’s chief executive officer.

Dr. Patel is internationally recognized for his research to regulate acute and chronic inflammation and associated therapeutic development. Most noted is his research to understand the molecular basis of nitric oxide, and nitrite interactions with organs and red blood cells. Patel is also known for his work to understand the impacts on the biological process associated with blood flow regulation and pulmonary function. He has authored and contributed to over 200 articles, manuscripts and book chapters and has been a featured speaker at research symposia around the world.

“I am excited to join the JanOne Scientific advisory board and to work with such a talented team of physicians and scientific leaders. I believe my research experience with nitrite biology and therapeutics will play a role in advancing the company’s peripheral artery disease (PAD) treatment currently in clinic as well as future pain and disease indications,” said Dr. Patel.

Dr. Patel received his Ph.D. from the University of Essex, UK, in 1996 and is currently Vice Chair for Research, Department of Pathology, and Director of the Center for Free Radical Biology at the University of Alabama at Birmingham (UAB).

Timothy Ness, MD, PhD, is Professor Emeritus and former Pain Treatment Division Chief, Director of Pain Research and Vice Chair for Clinical Research in the Department of Anesthesiology and Perioperative Medicine at the University of Alabama at Birmingham (UAB). His prolific research portfolio focuses on multiple aspects and mechanisms of pain, most notably related to neuropathic and visceral pains, neuromodulation and spinal cord injury.

Dr. Ness has published over 200 manuscripts and numerous book chapters and has been involved in multiple clinical trials studying new pain medications. He has served as a clinical research expert on pain for the National Institutes of Health (NIH), Food and Drug Administration (FDA) advisory panels, the Veterans Administration (VA), and various international research institutes. He has served on the American Pain Society and the American Society of Regional Anesthesia and Pain Medicine Board of Directors. He is currently funded by the NIH.

Exhibit 99.1

“JanOne presents a unique opportunity for me to contribute my medical and research expertise to treatments for diseases that cause severe pain and to find non-addictive pain solutions,” said Dr. Ness. “It is with great appreciation that I join their scientific advisory board.”

About JanOne

JanOne is a unique NASDAQ-listed company that is focused on bringing medications to market to treat diseases that cause severe pain in an effort to reduce the need for prescriptions opioids often used to treat disease associated pain. The company is also exploring solutions for non-addictive pain medications. The lead candidate is for treating peripheral artery disease (PAD), a condition that affects over 8.5 million Americans, with plans currently underway for phase 2b trials. JanOne is currently dedicated to funding resources toward innovation, technology, and education for PAD and neuropathic pain. The company continues to operate its legacy businesses, ARCA Recycling and GeoTraq, under their current brand names, but has recently announced both are undergoing a review to determine appropriate strategic alternatives in an effort to focus on it biopharma interests. ARCA Recycling provides turnkey recycling and replacement services for utilities and other sponsors of energy efficiency programs. GeoTraq engages in the development, design and, ultimately, the company expects, sale of Mobile IoT modules. Please visit www.janone.com for additional information.

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